Exhibit 23.1






               Consent of Ernst & Young LLP, Independent Auditors


We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 33-15019) pertaining to the 1993 Incentive Stock Option and Stock Appreciation Rights Plan, (Form S-8 No. 33- 15029) pertaining to the 1994 Incentive Stock Option Plan and Stock Appreciation Rights Plan, (Form S-8 No. 33-15017) pertaining to the 1993 Non-qualified Stock Option Plan and (Form S-8 No. 33-92808) pertaining to the 401(k) Profit Sharing Plan and Trust of Martin Color-Fi, Inc. of our report dated February 13, 1998, (except for the last paragraph of Note 6, as to which the date is March 4, 1998) with respect to the consolidated financial statements and schedule of Martin Color-Fi, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 1997.


                                                 /s/ ERNST & YOUNG LLP


Greenville, South Carolina
March 30, 1998